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                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Subsidiaries                                 Percentage Owned  State of Incorporation
------------                                 ----------------  ----------------------

Greene County Bank                                100%                Tennessee

Premier Bank of East Tennessee                    100%                Tennessee

American Fidelity Bank (1)                        100%                Tennessee


SUBSIDIARIES OF GREENE COUNTY BANK

Superior Financial Services, Inc.                 100%                Tennessee

Superior Mortgage Company                         100%                Tennessee

GCB Acceptance Corporation                        100%                Tennessee

(1) Currently defunct following merger into Greene County Bank in 1996 and survival of charter only under Tennessee law.